Exhibit 4.1
FIRST AMENDMENT TO
THE RIGHTS AGREEMENT
THIS FIRST AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made as of August 15, 2011, by and among R. G. Barry Corporation, an Ohio corporation (the “Company”), The Bank of New York Mellon Corporation (the “Former Rights Agent”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation (the “Successor Rights Agent”).
WHEREAS, on May 1, 2009, the Company and the Former Rights Agent entered into a Rights Agreement (the “Rights Agreement”); and
WHEREAS, as of the date hereof, a Distribution Date (as defined in the Rights Agreement) has not occurred and Rights Certificates (as defined in the Rights Agreement) have not been issued; and
WHEREAS, the Company desires, with the consent of the Former Rights Agent and the Successor Rights Agent, to change the Rights Agent (as defined in the Rights Agreement) by removing the Former Rights Agent and appointing the Successor Rights Agent.
NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:
SECTION 1. Removal of Rights Agent. The Company hereby removes the Former Rights Agent from its capacity as Rights Agent for the Rights Agreement as of the date first written above. The Former Rights Agent is hereby relieved of all rights, duties and obligations as Rights Agent pursuant to the Rights Agreement. Hereafter, the Former Rights Agent is no longer a party to the Rights Agreement, as amended hereby, provided however, the Former Rights Agent will remain liable for, and only for any and all actions taken, suffered or omitted to be taken by it and incurred with gross negligence, bad faith or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) while performing its duties as Rights Agent pursuant to the Rights Agreement prior to the date hereof. Notwithstanding anything to the contrary herein, the provisions of Section 19(a) of the Rights Agreement, as amended hereby, shall survive the replacement of the Former Rights Agent and will continue to inure to the benefit of the Former Rights Agent after the execution of this Amendment.
SECTION 2. Appointment of Rights Agent. The Company hereby appoints the Successor Rights Agent as Rights Agent for the Rights Agreement as of the date first written above. The Successor Rights Agent assumes all rights and obligations as Rights Agent pursuant to the Rights Agreement as of the date first written above, but shall not be liable with respect to any actions taken, suffered or omitted to be taken by the Former Rights Agent, whether incurred through negligence, gross negligence, bad faith, willful misconduct or otherwise.

SECTION 3. Amendment. Pursuant to Section 27 of the Rights Agreement, each and every reference in the Rights Agreement, or in Exhibits of the Rights Agreement, to “The Bank of New York Mellon” or “The Bank of New York Mellon, a New York banking corporation” is hereby replaced with “Broadridge Corporate Issuer Solutions, Inc.” or “Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation,” respectively. Each and every reference to the defined term “Rights Agent” in the Rights Agreement hereafter refers to Broadridge Corporate Issuer Solutions, Inc. Pursuant to Section 27 of the Rights Agreement, Section 26 of the Rights Agreement is hereby amended by replacing the address of the Rights Agent, in its entirety, with the following:
Broadridge Corporate Issuer Solutions, Inc.
44 W. Lancaster Ave.
Ardmore, PA 19003
Attn: General Manager
SECTION 4. Waiver of Notice. Each party to this Amendment hereby waives any provision of the Rights Agreement requiring advanced written notice of a change in the Rights Agent, an amendment to the Rights Agreement, or any other action taken by this Amendment. Such waiver of notice applies only to the actions taken by this Amendment and such notice requirements of the Rights Agreement remain in effect for any and all future actions.
SECTION 5. Capitalized Terms. Capitalized terms used herein and not otherwise defined in this Amendment shall have the respective meanings as used or defined in the Rights Agreement.
SECTION 6. Rights Agreement Otherwise Unamended. The Rights Agreement is not otherwise supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.
SECTION 7. Successors. All the provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.
SECTION 8. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Former Rights Agent, the Successor Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares and Preferred Shares) any legal or equitable right, remedy or claim pursuant to this Amendment or the Rights Agreement; but this Amendment and the Rights Agreement shall be for the sole and exclusive benefit of the Company, the Former Rights Agent, the Successor Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares and Preferred Shares).
SECTION 9. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, immunities, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed entirely within such State.

SECTION 10. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
SECTION 11. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
SECTION 12. Direction to Rights Agent. By its execution and delivery hereof, the Company hereby directs the Former Rights Agent to execute this Amendment.
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

R.G. BARRY CORPORATION
By:	/s/ José G. Ibarra
	Name:	José G. Ibarra
	Title:	Senior Vice President — Finance, Chief Financial Officer

THE BANK OF NEW YORK MELLON
By:	/s/ Mitzi Shannon
	Name:	Mitzi Shannon
	Title:	Relationship Manager

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
By:	/s/ Linnette Samuels
	Name:	Linnette Samuels
	Title:	Vice President and Director of Operations